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                                                                   EXHIBIT 10.20


 Corporate & Investment Banking


                                      Mr. T. Ken Hunt
                                      Chairman & CEO
                                      VASCO CORP.
                                      1919 South Highland Avenue, Suite 118-C
                                      Lombard, IL 60148
                                      USA






                                           Brussels, 26 June, 1997.




Dear Sir,


Further to our recent telephone conversations and referring to your fax dated 9, 12 and 13 June 1997, we are glad to send you a new proposal of mandate describing the role of Generale Bank as co-lead manager for the Secondary Public Offering as more fully described herein ("SPO") of Vasco Corp. or of a new Delaware corporation to be formed by Vasco Corp. (the "Issuer") on Easdaq and Nasdaq.

As described in your fax dated 9 June, the underwriting team (the "Syndicate") would consist of three members : 1) a Principal Lead Manager (the "Principal"), being Banque Paribas, London Branch; 2) a Co-Principal Lead Manager (the "Co-Principal") being an international, US-based investment banker, and 3) a Co-Lead Manager (the "Co-Lead"), being Generale Bank. This team would cooperate in a simultaneous offering on the Easdaq and Nasdaq exchanges, raising up to USD 60 million.

In this context and assuming that the Principal will act as sponsor in the meaning described in the Easdaq Rule Book on chapter V, we propose the following framework for the role of Generale Bank, the timing of the introduction and the costs involved.








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1. ROLE OF GENERALE BANK AS CO-LEAD MANAGER


1.1 PREPARATION OF THE OPERATION

Generale Bank will assist the Issuer, the Principal and the Co-Principal in all aspects of the operation related to the Belgian market, such as contacts with the Banking and Financing Commission, marketing (see below), ....

1.2 MARKET MAKER

Generale Bank will operate as market maker, which includes :

    1. Research : after the SPO, Generale Bank will publish regularly research reports on the company.

    2.    Active market making in stocks during Easdaq market hours
          (09:30-16:30).

    3.    Displaying bid/ask prices reasonably related to the market conditions.

1.3       SELLING AND UNDERWRITING

Generale Bank wishes to actively participate in the Syndicate that will organize the underwriting and the selling of this operation.

As offered in your fax dated 12 June, Generale Bank intends to underwrite 20 % of the underwriting responsibility, or USD 12 million of a USD 60 million offering, after a bookbuilding process.
The Issuer will guarantee to Generale Bank it will receive at least 20 % of the offered shares for the final allotment to the investors, whatever the result of the bookbuilding may be.

The Issuer will recommend that the offered shares are evenly distributed in Europe and the US, in order to promote good investors' bases on the Easdaq and Nasdaq exchanges.


1.4 MARKETING

In co-ordination with the Issuer, the Principal and the Co-Principal, Generale Bank will act as lead-manager and will take all necessary actions relating to the marketing of the operation in Belgium:

 * organization of road shows in Belgium to ensure a suitable presentation of the activities of the company to the financial community;

 *    the communication with the press, ....;

 *    the publication of tombstones in the financial press;

 *    the mailing of the prospectus to selected investors;

 *    the organization of meetings with a limited number of financial analysts;

 *    etc...


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2. TIMING OF THE INTRODUCTION


The objective is to organize the SPO in the fourth quarter of 1997, provided no major event imposes a delay or makes the SPO impracticable to complete (major crash on the main stock markets, unexpected incident in the activities of the Issuer which has a material adverse effect on the Issuer's financial position, failure to consummate the exchange offer as foreseen in the S4 registration document to be filed with the Securities and Exchange Commission, ...) or anything which, in the reasonable opinion of the underwriters, is likely to jeopardize a successful SPO.


3. COSTS AND COMMISSIONS INVOLVED


Subject to any limitations that may be imposed by Nasdaq, Easdaq, the National Association of Securities Dealers, any state securities laws or any other laws, rules or regulations, the following commissions will apply:

1. The Issuer will pay to Generale Bank a management commission of 0.7 % of the total amount raised by the Syndicate for the Issuer.

2. The commissions due to the Bank regarding the underwriting and selling will be split as follows :

      * 1.5 % underwriting commission based on the amount underwritten by the Bank for the Issuer;

      * 4.0 % selling commission based on the placed amount by the Bank for the Issuer and taking into consideration point 1.3. hereabove.

      These commissions are normally paid by the Principal, unless otherwise specified in its mandate. In that last case they would be paid directly by the Issuer to the Bank.

The above mentioned commissions do not include the following expenses :

       *  the remuneration of the Market Authority;

       *  the remuneration of the Belgian Banking and Finance Commission;

       *  the remuneration of the legal advisers of the Issuer;

       *  the remuneration of the auditors of the Issuer;

       *  the costs incurred by the Issuer for the exchange offer;

       *  the cost of establishing and printing the prospectus;

       *  the marketing expenses of the Issuer;

       * the costs of the Issuer related to road shows approved by the Issuer taking place out of the buildings of Generale Bank;

       *  the cost of the publication of tombstones approved by
          the Issuer announcing the SPO in the newspapers;
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         *    Generale Bank shall be responsible for all its expenses
              (whatever internal or out-of-pocket) unless prior written approval for payment is obtained from the Issuer.

         The Issuer and the Principal have agreed that the budget for the Syndicate concerning the items mentioned above will not exceed USD 500,000.

In case the SPO is cancelled on the sole decision of the Issuer, a fee will be calculated in relation to the time spent by the Bank at that time and on the basis of BEF 50,000 per man and per working day, but in no event shall the fee exceed BEF 2 million.


If you agree on this mandate, may we ask you to return us a copy of this document duly signed.

We are at your disposal for any further information you might need.

Looking forward to hearing from you very soon, we remain,

Sincerely yours,






/s/ Marc Antoine de SCHOUTHEETE      /s/ Francis VANDERHOYDONCK
Head of Corporate Finance                Director Corporate & Investment Banking







The foregoing mandate is acceptable to Vasco Corp. and is consistent with the arrangements made with Banque Paribas, London Branch, concerning the SPO.


Date : June         , 1997                    VASCO Corp.
                                              ---------------
                                              /s/ Mario HOUTHOOFT
                                              Agent & Officer